UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2011

NATIONWIDE HEALTH PROPERTIES, LLC
(Exact name of registrant as specified in its charter)

Delaware	1-9028	95-3997619
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10350 Ormsby Park Place, Suite 300 Louisville, Kentucky	40223
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (502) 357-9000

Nationwide Health Properties, Inc. 610 Newport Center Drive, Suite 1150 Newport Beach, California 92660
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.
On July 1, 2011, Nationwide Health Properties, Inc. (“NHP”) held a special meeting of stockholders (the “Special Meeting”) to vote upon the Agreement and Plan of Merger, dated as of February 27, 2011, by and among Ventas, Inc., a Delaware corporation (“Ventas”), Needles Acquisition LLC and NHP, pursuant to which NHP would be merged with and into Needles Acquisition LLC.
Proxies for the Special Meeting were solicited pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended. Set forth below are the voting results for the proposal considered and voted upon at the Special Meeting, which was described in NHP’s definitive Proxy Statement, filed with the Securities and Exchange Commission on May 16, 2011:
Proposal to Adopt the Merger Agreement

For	Against	Abstain	Broker Non-Votes
107,272,510	455,939	730,872	—
Item 8.01. Other Events.
As previously announced, on June 20, 2011, NHP’s Board of Directors declared a prorated dividend (the “Dividend”) on NHP’s common stock, conditioned upon the completion of Ventas’s acquisition of NHP pursuant to a merger of NHP with and into a wholly owned subsidiary of Ventas (the “Merger”). In connection with the completion of the Merger on July 1, 2011, the Dividend is payable in cash as soon as practicable on or after July 1, 2011 to stockholders of record at the close of business on June 30, 2011 (the last business day prior to the date on which the Merger became effective), and the per share dividend amount payable by NHP is equal to $0.21626 (NHP’s most recent quarterly dividend rate ($0.48), multiplied by the number of days elapsed since NHP’s last dividend record date (May 20, 2011) through and including the day immediately prior to the day on which the Merger became effective, divided by the actual number of days in the calendar quarter in which such dividend was declared (91)).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONWIDE HEALTH PROPERTIES, LLC
By:	/s/ Kristen M. Benson
Kristen M. Benson
Vice President and Secretary

Dated: July 1, 2011